  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 19, 2000.
                                                     REGISTRATION NO. 333-45538

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------
                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                      UNIVERSAL AUTOMOTIVE INDUSTRIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                               36-3973627
    (STATE OR OTHER JURISDICTION OF               (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)                IDENTIFICATION NO.)

                              11859 S. CENTRAL AVE.
                              ALSIP, ILLINOIS 60803
                                 (708) 293-4050
   (ADDRESS INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                           --------------------------

                                   ARVIN SCOTT
                      UNIVERSAL AUTOMOTIVE INDUSTRIES, INC.
                              11859 S. CENTRAL AVE.
                              ALSIP, ILLINOIS 60803
                                 (708) 293-4050
  (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                          CODE, OF AGENT FOR SERVICE)

                                 WITH A COPY TO:
                           MITCHELL D. GOLDSMITH, ESQ.
                             DENNIS B. O'BOYLE, ESQ.
                             SHEFSKY & FROELICH LTD.
                      444 NORTH MICHIGAN AVENUE, SUITE 2500
                             CHICAGO, ILLINOIS 60611
                                 (312) 527-4000

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT HAS BECOME EFFECTIVE.

                           --------------------------


          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: |_|

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: |X|

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities, Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:
     |_|__________

          If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|__________

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: |_|

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
TITLE OF EACH CLASS OF SECURITIES TO BE    AMOUNT TO BE        PROPOSED MAXIMUM           PROPOSED MAXIMUM           AMOUNT OF
              REGISTERED                    REGISTERED     OFFERING PRICE PER SHARE   AGGREGATE OFFERING PRICE    REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
   COMMON STOCK, $.01 PAR VALUE (1)       200,000 SHARES           $1.71875                   $343,750                 $ 90.75
   COMMON STOCK, $.01 PAR VALUE (2)       200,000 SHARES           $2.31 (3)                  $462,000                 $121.68
                                                                                                                       -------
                                                                                                                       $212.46
====================================================================================================================================

(1) Two hundred thousand shares represent shares to be issued pursuant to warrants which were granted to a consultant as partial compensation for its services. These warrants provide for the purchase of 100,000 shares at $1.4375 per share and 100,000 shares at $2.00 per share. We will issue these shares when the warrantholder exercises its warrants.

(2) Two hundred thousand shares represent shares to be offered for sale by the holder of warrants after the holder has exercised the warrants. These warrants were granted to a consultant as partial consideration for its services. These warrants provide for the purchase of 100,000 shares at $2.50 per share and 100,000 shares at $2.00 per share.

(3) Established solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457 (d) of Regulation C, on the basis of the high and low prices of our shares of common stock on the Nasdaq SmallCap market on September 15, 2000.


      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                SUBJECT TO COMPLETION, DATED SEPTEMBER 19, 2000

                             PRELIMINARY PROSPECTUS

                         400,000 Shares of Common Stock

                           --------------------------


                     UNIVERSAL AUTOMOTIVE INDUSTRIES, INC.

         This Prospectus relates to our offer and sale of up to 200,000 shares of common stock, par value $.01 per share (the "Shares"), issuable upon the exercise of outstanding warrants (the "Warrants"). We issued the Warrants to EBI Securities Corporation ("EBI") as partial compensation for its consulting services. All of the Warrants are restricted as to transfer and there is no market for the Warrants.

         This Prospectus also relates to the public offering of up to 200,000 shares of common stock (the "Resale Shares") which may be sold from time to time by EBI, which will receive the Resale Shares upon the exercise of additional warrants issued by the Company as partial compensation for its additional consulting services to the Company.

         Our common stock is included for quotation on the Nasdaq SmallCap Market under the symbol UVSL and is listed for trading on the Chicago Stock Exchange under the symbol UVS. On September 15, 2000, the last reported bid price for our common stock on the Nasdaq SmallCap Market was $2.31.

         We will receive the proceeds from the exercise of the Warrants in an amount which will not exceed $525,000.

         BROKERS/DEALERS MAY RECEIVE COMMISSIONS IN CONNECTION WITH A WARRANTHOLDER'S SALE OF THE COMMON STOCK AFTER EXERCISE OF ANY OF THE WARRANTS. WE WILL PAY SUBSTANTIALLY ALL OTHER EXPENSES OF THIS OFFERING (INCLUDING THE EXPENSE OF PREPARING AND DUPLICATING THIS PROSPECTUS AND THE REGISTRATION STATEMENT OF WHICH IT IS A PART).

         EBI and any broker-dealers through which the Resale Shares are sold may be deemed "underwriters," as the term is defined in the Securities Act of 1993, as amended (the "Securities Act"). The Resale Shares to be offered by EBI may be offered in one or more transactions on the Nasdaq/SmallCap Market or in negotiated transactions or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company will not receive any proceeds from the sale of any of the Resale Shares by EBI.

         BROKERS OR DEALERS MAY RECEIVE COMMISSIONS OR DISCOUNTS FROM EBI IN AMOUNTS TO BE NEGOTIATED IMMEDIATELY PRIOR TO SALE.

         Please review the "Risk Factors" beginning on page 8 before you exercise your Warrants and purchase shares in our Company.


                           ---------------------------


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE
 ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.














               The date of this Prospectus is September ___, 2000

                       DOCUMENTS INCORPORATED BY REFERENCE

         We are incorporating in this Prospectus by reference the following documents which we filed with the U.S. Securities and Exchange Commission:

         1.    Our Annual Report on Form 10-K for the year ended December 31,
               1999.

         2. Our Registration Statement on Form 8-A filed on December 5, 1994, including all amendments thereto.

         3. Our Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2000.

         4. Our proxy statement for our Annual Meeting of Stockholders dated May 12, 2000.

         5. All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Prospectus and prior to the termination of the offer made by this Prospectus are incorporated by reference in this Prospectus and made a part hereof from the date of our filing of these documents.

         Any statements contained in a document incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed document which is also incorporated by reference modifies or supersedes such statements. Any such statement so modified or superseded shall constitute part of this Prospectus.

         THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED OR DELIVERED WITH THIS PROSPECTUS. THESE DOCUMENTS (EXCEPT ANY EXHIBITS TO THEM) ARE AVAILABLE WITHOUT CHARGE FROM US UPON WRITTEN OR ORAL REQUEST BY ANY PERSON WHO RECEIVES THIS PROSPECTUS. REQUESTS TO OBTAIN SUCH DOCUMENTS SHOULD BE DIRECTED TO US AT 11859 SOUTH CENTRAL AVENUE, ALSIP, ILLINOIS 60803 (708) 293-4050.

         ------------------------

         Some of the statements included in this Prospectus may be considered to be "forward looking statements" since such statements relate to matters which have not yet occurred. For example, phrases such as "we anticipate," "believe" or "expect" indicate that it is possible that the event anticipated, believed or expected may not occur. Should such event not occur, then the result which we expected also may not occur or occur in a different manner, which may be more or less favorable to us. We do not undertake any obligation to publicly release the result of any revisions to these forward looking statements that may be made to reflect any future events or circumstances.

         Readers should carefully review the items included under the subsection Risk Factors, as they relate to forward looking statements, as actual results could differ materially from those projected in the forward looking statement.

                                   THE COMPANY

         We are a manufacturer and distributor of brake rotors, drums, disc brake pads, relined brake shoes, wheel cylinders and brake hoses for the automotive aftermarket. We market approximately 50% of our product under our UBP trademark (Universal Brake Parts) and the balance under our customers' private labels. We believe we are the leading North American supplier of "value line" brake parts (brake parts sold at prices significantly below those of certain leading national brand name brake parts) to mass-market retailers, traditional warehouse distributors and specialty undercar distributors. Many of our "value line" competitors specialize in only one category of brake parts. By offering a full line of "value line" brake products, we believe that we have an advantage over those competitors offering "value line" products in fewer brake part categories in light of the industry trend to consolidate the number of suppliers.

         We also market a premium line of brake rotors and friction products under our Ultimate trademark. We designed the Ultimate product line to compete at the high end of the market by providing exceptional quality and features at slightly lower prices than the established premium brands. The Ultimate product line, since its launch in 1997, has experienced double digit growth. All the friction products and the majority of the rotors in the Ultimate line are manufactured at our manufacturing facilities.

         We are one of four U.S. based aftermarket disc brake rotor and drum manufacturers. We operate a facility in Laredo, Texas which finishes raw rotor castings into finished products. In addition, we research, develop and produce friction products at our Toronto, Canada and Walkerton, Virginia manufacturing plants.

         We also conduct a wholesale "commodities" business from our headquarters in Alsip, Illinois, purchasing certain automotive replacement parts and maintenance items in large volume, at favorable prices, and reselling such products at slightly higher prices. Our commodity business has grown steadily, with annual revenues in excess of $5 million. Management determined that separating the core brake parts business and the commodities business would allow each to focus directly on its individual market and unlock the inherent value in each. In late December 1999, we formed a new subsidiary company named eParts eXchange, Inc. ("EPX"). EPX has built and runs a business-to-business e-commerce Internet platform (www.goepx.com) for worldwide buyers and sellers of automotive aftermarket parts focusing on the commodity, surplus and international trade segments. EPX offers an automotive specific, easy to use web site where parts manufacturers, distributors and retailers can sell their parts to each other and accrue significant economic advantages. Effective May 1, 2000, we contributed our existing commodities business to EPX.

         We have experienced significant growth in sales of brake rotors and other brake parts. Due to overall improvement of our brake parts business, sales in this category increased by $19.2 million or 45.6% to $61.3 million in 1999 compared to $42.1 million in 1996, the year that we liquidated the non-brake parts warehouse distributor business. However, we can give no assurance that this percentage increase in sales will continue at such level in the future. We currently market our UBP Universal Brake Parts line to warehouse distributors, mass market retailers, specialty, "under-the-car" distributors and national franchise and chain installers located throughout the United States and Canada, principally through our salespeople, independent sales representatives and telemarketing. We have been named a primary private label brake rotor and drum supplier to several national buying groups.

         Our brake part net sales and the related gross profit as a percentage of total net sales and gross profit increased to 90.5% and 94.7%, respectively, in 1999 compared to 73.9% and 76.4%, respectively, in 1996, the year that we liquidated the non-brake parts warehouse distribution business.

         In October 1995, we acquired the assets of Csepel Iron Foundry Works, a producer of high quality gray iron and ductile iron casting products, located in Budapest, Hungary. In December 1999, we decided to exit the foundry business. Our plan is to market the foundry for sale and, should that effort not be successful, then discontinue all operations at the Hungarian foundry and liquidate. In the 1999 financial statements, we have written down the carrying value of the foundry property to its estimated net realizable value and have provided a reserve for estimated costs to dispose and estimated losses of the foundry until it is disposed or liquidated. We are marketing the foundry for immediate sale. Our disposal plan anticipates a sale or closure of the facility no later than December 31, 2000.

         Our strategy is to capitalize on the increasing demand for brake parts and the higher gross margins on sales of such brake parts by expanding our brake parts manufacturing and distribution business. We believe that we can implement our expansion strategy by: (i) gaining additional market share of friction brake products; (ii) being a complete "value line" brake part supplier; (iii) possibly acquiring other specialty brake parts distributors; (iv) being a low cost producer of brake parts; (v) increasing our SKU coverage to existing customers; and (vi) building brand recognition through our Ultimate brand brake parts (a premium product line). We may seek additional debt or equity financing to finance this expansion.

         As part of our strategy to expand our specialty brake parts distribution business and increase our focus on this segment, we have taken the following actions:

         (i) April 1995 - we purchased the brake rotor and drum inventory and customer list of the passenger car division of MHD Automotive, an Illinois-based distributor of brake parts;

         (ii) June 1995 - we acquired the inventory and customer list of North American Rotor, Inc., a distributor of brake drums and rotors;

         (iii) October 1995 - we acquired the assets of Csepel Iron Foundry Works in Budapest, Hungary with a view toward potential future upgrading in order to eventually produce brake rotors for internal requirements;

         (iv) January 1996 - we acquired the remaining 50% of the outstanding stock of UBP Friction, Inc., a Canadian-based specialty manufacturer of brake friction parts, and now own 100% of the outstanding capital stock of that company;

         (v) March 1996 - we acquired the brake parts inventory and customer list of MPW Brake Supply of Cambridge, Massachusetts, an aftermarket brake parts distributor on the East Coast;

         (vi) June 1996 - we acquired the assets and goodwill of North American Friction Inc., a Canadian manufacturer of a brake friction component used in our brake friction manufacturing process;

         (vii) September 1996 - we substantially liquidated our non-brake parts warehouse/distribution division which enabled us to utilize the financial, warehouse and personnel resources previously used by such division in our higher margin brake parts business. We substantially completed the liquidation by December 31, 1996;

         (viii) November 1996 - we acquired all of the assets of the MCI Automotive Division of Excel Industries which was in bankruptcy. We acquired the inventory at values substantially less than then current market values and we have sold substantially all such inventory. We also acquired a substantial number of additional brake rotor patterns and additional equipment to increase our manufacturing capacity;

         (ix) November 1997 - we launched our premium brake category, Ultimate Brake Parts(TM);

         (x) November 1999 - we purchased substantially all the assets of Total Brake Industries, Inc. of Walkerton, Virginia, which will enable us to expand our production of brake pads and brake shoes from both new and used brake cores;

         (xi) December 1999 - we decided to discontinue all operations at our Csepel Iron Foundry Works in order to concentrate on our North American based operations; and

         (xii) June 2000 - we completed the funding of EPX which began e-commerce business.


                                  THE INDUSTRY

         The brake parts segment of the automotive aftermarket is the segment of that industry currently experiencing the most growth. United States brake systems aftermarket manufacturers revenues totaled $2.23 billion in 1998. While the overall market is growing at a rate of approximately 2% per year (following the total growth in the number of vehicles), the brake portion of the industry is currently enjoying growth of 4% to 5% per year. This larger growth rate is supported by several factors, including increasing wear and tear on brakes, changes in vehicle design, improved components (e.g., front wheel drive, semi-metallic disc pads and ABS braking systems), increased speed limits and an overall increase in the number of miles driven per year.

         The introduction of front wheel drive vehicles in 1980 resulted in changes in vehicle design. The mix of front to rear braking changed over the years from 60% front - 40% rear to as high as 85% front - 15% rear. This equates to much higher heat on the front rotors as they are forced to do much more of the braking, resulting in increased wear on rotors.

         The government has mandated targets for improving fuel economy and imposed sizable taxes for not attaining such targets. Car manufacturers have generally chosen reducing vehicle weight as the short-term method of improving fuel economy. One of the prime targets has been the braking system which has always been over designed and, therefore, overweight. Rotors and calipers were reduced in size to help achieve these new weight targets, which reduces rotor and disc pad life. Lighter weight rotors are less costly than heavier rotors and upon wearing down it is generally more cost effective to discard, rather than refurbish the rotors.

         Increased speed limits have increased braking system usage. Speed limits in several states have been increased from the 55 mph of the mid 1970's to as high as 75 mph in some states. This 36% increase in speed requires almost 300% more braking power to achieve the same stopping distance. In response to these increased demands placed on braking systems, vehicle manufacturers created anti-lock braking systems which electronically monitor the performance of each wheel to assure that is does not lock and skid, thus reducing the braking power of that wheel. This system rapidly activates and releases pressure on a wheel to keep it from locking up and skidding. This rapid action on the brake system tends to increase wear of the brake components.

         Specifications for bringing a vehicle to a complete stop from 60 mph have been reduced from 150 feet to 90 feet. To achieve this result, car manufacturers specify metallic brake pads which have shorter life and which, in turn, shorten the life of the brake rotor.

         Demands on the braking systems associated with these factors have increased dramatically (300% to 500%) while the basic design of the systems has remained relatively constant. We believe that the brake category of the automotive aftermarket will continue to grow at the 4% to 5% level well into the next decade.

                                    PRODUCTS

         We supply a wide range of brake components to all levels of distribution. Our manufacturing facilities in both the U.S. and Canada produce brake drums and rotors as well as a full range of friction products, primarily disc brake pads and brake shoes. We purchase from unaffiliated vendors those products required to complete our product offering. We are one of four U.S. based aftermarket disc brake rotor and drum manufacturers and the only "value line" supplier with basic manufacturing capability. We believe that our "value line" competitors do not have our breadth or scope of manufacturing capacity, and are, therefore, subject to the competitive disadvantages inherent in dependence upon third party suppliers.

         The development of this basic manufacturing capability has positioned us to compete with the established brand names in the industry by marketing a premium line of brake rotors and friction products under its Ultimate Brake Parts(TM) label. Consolidation in the distribution and manufacturing segments of the brake aftermarket has left customers with fewer and fewer alternatives. We believe that this will offer us substantial opportunities for increasing market penetration in the future. Although some new competitors have been formed recently from executives leaving the consolidated companies, they tend to be relatively small companies which lack the breadth of product offering and the "value added" of manufacturing their products directly, rather than simply purchasing their products from others.


                           MARKETING AND DISTRIBUTION

Marketing

         We currently market products to all levels of distribution under the name "UBP Universal Brake Parts" as well as under a number of private label programs for large buying groups, national franchise programs and installer chains. The long term strategy, while growing the private label program, is to improve UBP brand recognition in the market place and position our product lines to compete with established branded products. Branded products generally are offered by our competitors at a premium price, thus offering customers who choose UBP products substantial opportunity for improved margin performance. This group of competitors also currently commands approximately 70% of the total brake market, making them a prime competitive target.

         We employ a sales force that directs our independent sales representative network and the other brake marketing activities. Arrangements with our independent sales representatives may be terminated at any time by either party. We also perform telemarketing operations directed at national franchise and chain installers.

Distribution

         Our 263,000 square foot Alsip, Illinois facility acts as the primary facility for our United States distribution. We also maintain a redistribution warehouse in Southern California. We upgraded our California facility in 1999 to better service our growing West Coast distribution.

         We conduct a wholesale "commodities" business from our headquarters in Alsip, Illinois, purchasing certain automotive replacement parts and maintenance items in large volume, at favorable prices, and reselling such products at slightly higher prices. Our commodity business has grown steadily, with annual revenues in excess of $5 million. Management determined that separating the core brake parts business and the commodities business would allow each to focus directly on its individual market and unlock the inherent value in each. In late December 1999, we formed EPX. EPX has built and runs a business-to-business e-commerce Internet platform (www.goepx.com) for worldwide buyers and sellers of automotive aftermarket parts focusing on the commodity, surplus and international trade segments. EPX offers an automotive specific, easy to use web site where parts manufacturers, distributors and retailers can sell their parts to each other and accrue significant economic advantages. Effective May 1, 2000, we contributed our existing commodities business to EPX. We can make no assurance that future market conditions will be favorable to EPX's wholesale commodities business or that EPX will continue to generate sufficient revenues or acceptable profit margins from such commodities business. For the years ended December 31, 1997, 1998 and 1999, net sales from our wholesale commodities operations accounted for approximately 8%, 9% and 10% of our total net sales (excluding the Hungarian foundry), respectively, and 4%, 5% and 5% of our total gross profits, respectively.

                                  MANUFACTURING

         The Laredo, Texas rotor machining facility has a current capacity of approximately 750,000 units on a two shift basis. Through the acquisition of Excel Industries' MCI operation in 1996, we acquired approximately 200 foundry tools, which provided the base to manufacture approximately 210 different part numbers representing approximately 80% of our total volume in the drum and rotor category. We established a relationship with Waupaca Foundry, Inc. ("Waupaca") to supply raw castings as a result of its MCI acquisition. Waupaca is the premier rotor casting vendor in North America.

         We acquired North American Friction in 1996 to provide a basic friction manufacturing capability from a 17,000 square foot facility, located in suburban Toronto, Ontario. Today, as a result of the double digit growth in the sales of friction products since we entered that market segment, North American Friction now occupies an 80,000 square foot facility in suburban Toronto, Ontario. We now offer a full line of a variety of friction grades in both riveted and integrally molded disc brake pads. North American Friction was awarded ISO 9001 certification in July 1999.

         We acquired Total Brake Industries' assets in November 1999 and operate from a leased facility in Walkerton, Virginia. This enables us to increase our manufacturing of pucks for disc brake pads and produce strip lining for the remanufacturing of brake shoes, as well as to move our brake shoe manufacturing and remanufacturing operations from Ontario, Canada, thereby freeing up additional capacity for brake pad manufacture in Canada.

         Our wholly-owned foundry operation in Budapest, Hungary is capable of producing complex, hand- formed castings primarily for the European market. We are marketing the foundry for sale and will discontinue operations at the foundry once a sale is completed or discontinue and liquidate the foundry if a sale is not consummated.

         Our principal executive offices are located at 11859 South Central Avenue, Alsip, Illinois 60803, and our telephone number is (708) 293-4050. Unless the context otherwise requires, the term "we" includes Universal Automotive Industries, Inc. and our direct and indirect subsidiaries, including our predecessor. Universal Automotive, Inc.

                                  RISK FACTORS

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND SHOULD NOT BE PURCHASED BY PERSONS WHO CAN NOT AFFORD THE LOSS OF THEIR TOTAL INVESTMENT. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE HEREIN, THE FOLLOWING RISK FACTORS:

EXPANSION; POSSIBLE NEED FOR ADDITIONAL FINANCING

         Our continued growth and financial performance will depend in part on our ability to continue to expand our business through: (i) gaining additional market share for friction brake products; (ii) the purchase of additional manufacturing machinery and brake rotor patterns to increase the number of brake rotor SKUs we manufacture; (iii) the possible acquisition of other brake parts manufacturers or distributors on favorable terms; and (iv) additional sales penetration of current customers. While we regularly evaluate and discuss possible acquisitions, we have not entered into any binding agreement with any potential acquisition candidates, we cannot assure you that we will be successful in locating suitable acquisition candidates or that we will consummate any additional acquisitions in the future. In addition, we can make no assurances that any operations that we acquire will be effectively and profitably integrated into our current operations. Our future results will be affected by our ability to manage our operations and growth effectively and to continue to obtain an adequate supply of quality brake parts on a timely and cost-effective basis to meet the growing demand for our UBP Universal Brake Parts products. We can offer no assurance that any future expansion of our operations or acquisitions will not have an adverse effect on our operating results, particularly during the periods immediately following any such expansion or acquisition. We will be required to seek additional financing to fund our expansion through acquisitions or the upgrade of existing facilities. We have no current commitments or arrangements for additional financing and we can make no assurances that additional financing will be available to us on acceptable terms, or at all. We may also issue common stock or other securities in connection with future acquisitions, resulting in additional dilution to our existing stockholders.

LEGAL PROCEEDINGS

         We have reserved $301,000 as a loss reserve with respect to a lawsuit with First National Parts Exchange (the "Estate"). We cannot assure you that such reserve is adequate. In the event a judgment in excess of such sum is entered in favor of the Estate pursuant to the appeal of the lower court's decision in this case, we will be required to pay or bond over (on appeal) against such judgment. We cannot assure you that we will have sufficient resources to cover any judgment in excess of our resources.

         In January 2000, a lawsuit was filed against us by the Plan Administrator of the Estate for a bankrupt former customer (APS Holding Corporation) seeking recovery of alleged preferences in excess of $2.2 million. We believe that all payments received by us were in the ordinary course of business and we are vigorously contesting the allegation. Potential damages, if any, are not covered by insurance. Management believes that the ultimate resolution of this matter will not have a material adverse effect on our financial position or results of operations. There can be no assurances that we will prevail.

BANK FINANCING

         We have incurred significant indebtedness in connection with our operations. As of December 31, 1999 and June 30, 2000, our total consolidated indebtedness was approximately $23 million and $27 million, respectively. A substantial portion of this indebtedness is secured by substantially all of our assets (except the Hungarian foundry assets) and by a pledge of all of our subsidiaries' outstanding capital stock. As a result of such indebtedness, we: (i) are prohibited from paying cash dividends pursuant to certain covenants and restrictions contained in the loan agreements governing such indebtedness; (ii) could be hindered in our efforts to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate or other purposes; and (iii) would be vulnerable to increases in interest rates since substantially all of our borrowings are at floating rates of interest.

         On September 29, 1999, we completed a renewal and restructuring of our credit agreement with LaSalle Bank National Association or its subsidiaries ("LaSalle") for a revolving line of credit of up to $22,000,000, based on eligible accounts receivable and inventory, and a term loan in the amount of $3,779,194 secured by the Company's equipment and real estate. In connection with the sale of our Chicago facility in October 1999, we paid down the term loan at that time by $2,842,873. The credit agreement was amended in May 2000 to increase the revolving line of credit to $26,000,000. Our revolving credit facility, which is for an initial term ending May 1, 2002, bears interests at the Bank's announced prime rate plus 0.5% per annum, subject to an ongoing option to convert to an interest rate at LIBOR plus 2.5% per annum. The term loan is payable in monthly principal installments of $18,705, with a balloon payment of $3,183,292 due on May 1, 2000, and bears interest at prime plus 0.75% per annum.

         On July 14, 1997, we sold a $4,500,000 subordinated debenture to Finova Mezzanine Capital, Inc. (formerly Tandem Capital, Inc.) ("Finova"), calling for payments of interest at 12.25% per annum through maturity on July 14, 2002. Through August 15, 2000, we issued Finova warrants to purchase 1,350,000 shares of our common stock at exercise prices ranging from $0.83 to $1.53, based on 80% of the average closing bid price of our common stock for the 20 days preceding the warrant issue date. Finova also will receive warrants to purchase an additional 225,000 shares of common stock on August 14, 2001; except, however, if we prepay the debenture before the next scheduled warrant issue date, then we will not issue the remaining warrant. The exercise price of such warrant is 80% of the average closing bid price of our common for the 20 days preceding the warrant issue date. The Company received notification from Finova that they elected to exercise a warrant to purchase 450,000 shares of the Company's common stock at an exercise price of $0.83 per share. The warrants are more fully described in Note 4 to our 1999 audited financial statements. Finova has elected to use a "cashless" exercise provision whereby Finova will receive a net of 279,257 shares of common stock after surrendering 170,743 shares which have a fair market value equal to the aggregate exercise price. Therefore, the Company will receive no cash proceeds from this transaction when the shares are issued.

DEPENDENCE UPON KEY PERSONNEL

         Our continued success will depend to a significant degree upon the efforts and abilities of our senior management, in particular, Arvin Scott, our President and Chief Executive Officer, and Yehuda Tzur, our Chairman of the Board, respectively. The loss of the services of Mr. Scott or Mr. Tzur could have a material adverse effect on us. We have employment agreements with each of these individuals. We maintain, and intend to continue to maintain, key man term life insurance policies covering the life of each of Mr. Scott or Mr. Tzur in the amount of $6,000,000 and $1,000,000, respectively, the proceeds of which would be payable to us.

INSURANCE

         Although we currently have general liability insurance for all our operations, prior to September 1994 we did not have general or products liability insurance for our brake rotor manufacturing operations. We would be adversely affected if we should incur liability for a general or products liability claim relating to an incident which occurred prior to the time that we obtained general and products liability coverage for our manufacturing operations. To date, no such claim has been asserted against us. In addition, we would be adversely affected by the incurrence of liability which is not covered by insurance or is in excess of policy limits.

NO DIVIDENDS

         We do not currently intend to declare or pay any cash dividends on our common stock in the foreseeable future and anticipate that earnings, if any, will be used to finance the development and expansion of our business. Moreover, our bank lines of credit prohibit the declaration and payment of cash dividends. Prospective investors should not expect us to pay dividends on our common stock until such time, if any, that we are able, if at all, to obtain a release of the prohibition on the payments of dividends imposed by the terms of our credit facilities. Any payment of future dividends and the amounts thereof will be dependent upon our earnings, financial requirements and other factors deemed relevant by our Board of Directors, including our contractual obligations.


                     SHARES TO BE ISSUED IN CONNECTION WITH
                            THE EXERCISE OF WARRANTS

         In connection with our agreement with EBI dated June 22, 2000, wherein EBI agreed to provide us with certain consulting services, we agreed to issue warrants (the "Warrants") to EBI to purchase a total of 200,000 shares of our common stock (the "Shares"). We issued Warrants to purchase 100,000 Shares at $2.75 per Share and 100,000 Shares at $2.50 per Share. The Warrants are exercisable not less than 12 months from the date of this agreement and for a period of 48 months thereafter. The Warrants possess anti-dilution provisions for stock dividends, splits, mergers, sale of substantially all of our assets, sale of our stock at below the then current exercise price of the Warrants and for other events (other than employee benefit and stock option plans for our employees and advisors and other than for all existing warrants or stock options). We issued the Warrants in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, as a private offering. As a result, none of the Warrants are freely transferable and there is no market for the Warrants.

         The holder of the Warrants may exercise its purchase rights, in whole or in part, at any time, or from time to time, prior to the Warrant expiration date. To make such exercise, the holder must notify us, in writing, at our offices of its intention to exercise the Warrants and the number of Shares to be purchased. The holder should also submit payment for the purchase price of the Shares in the form of cash, certified or cashier's check or wire transfer. If the holder does not exercise all of the Warrants, the holder will receive new Warrants equal to the difference between the number of Shares subject to the original Warrants and the number of Shares purchased pursuant to the Warrant exercise.


                         RESALE SHARES TO BE OFFERED BY
                             THE SELLING SHAREHOLDER

         We refer to EBI as the "Selling Shareholder" in connection with its offer of the Resale Shares. In connection with our agreement with EBI dated May 6, 1999, wherein EBI agreed to provide us with certain consulting services, we agreed to issue warrants (the "Additional Warrants") to EBI to purchase a total of 200,000 additional shares of our common stock (the "Resale Shares"). We issued the Additional Warrants to purchase 100,000 Resale Shares at $1.4375 per Resale Share and 100,000 Resale Shares at $2.00 per Resale Share. The Additional Warrants possess anti-dilution provisions for stock dividends, splits, mergers, sale of substantially all of our assets, sale of our stock below the then current exercise price of the Additional Warrants and for other events (other than employee benefit and stock option plans for our employees and advisors and other than for all existing warrants or stock options). We issued the Additional Warrants in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, as a private offering. As a result, none of the Additional Warrants are freely transferable and there is no market for the Additional Warrants.

         The holder of the Additional Warrants may exercise its purchase rights, in whole or in part, at any time, or from time to time, prior to the Additional Warrant expiration date. To make such exercise, the holder must notify us, in writing, at our offices of its intention to exercise the Additional Warrants and the number of Resale Shares to be purchased. The holder should also submit payment for the purchase price of the Resale Shares in the form of cash, certified or cashier's check or wire transfer. If the holder does not exercise all of the Additional Warrants, the holder will receive new Additional Warrants equal to the difference between the number of Resale Shares subject to the original Additional Warrants and the number of Resale Shares purchased pursuant to the Additional Warrant exercise.

         EBI has not exercised any of the Additional Warrants. The Resale Warrants will be issued in transactions exempt from the registration requirements of the Securities Act as a private offering. The Prospectus will allow EBI, or any other person who is a holder of the Additional Warrants, to offer the Resale Shares for sale to the public. We will receive up to $243,750 upon exercise of the Additional Warrants; however, the Selling Shareholder will receive all of the proceeds from the sale of any of the Resale Shares.


                                 USE OF PROCEEDS

         If all Warrants are exercised, we will receive proceeds of up to $525,000, less expenses of this offering, which we estimate to be approximately $13,000. We will add these proceeds to funds that we generate from other sources, including operating cash flow, and use the proceeds for general business purposes. Pending use of the net proceeds as described above, we intend to invest the net proceeds in high grade, short-term interest bearing investments.

                               SELLING SHAREHOLDER

         A total of 200,000 Resale Shares may be offered by the Selling Shareholder. The following table sets forth certain information with respect to the Selling Shareholder and the Resale Shares which it will beneficially own after exercise of the Additional Warrants. See "Resale Shares to be Offered by the Selling Shareholder." We will not receive any of the proceeds from the sale of the Resale Shares.



                                                                                Resale Shares to be
                                                                             Beneficially Owned After
                         Owned Prior to Offering                                 Offering (1)
                         -----------------------      Resale Shares Being        ------------
Selling Shareholder      Number        Percent             Offered            Number          Percent
-------------------      ------        -------             -------            ------          -------
EBI Securities                         less than
Corporation              200,000       1%                  200,000               0               0

(1) Assumes the sale of all Resale Shares offered pursuant to this Prospectus. However, since the Resale Shares offered pursuant to this Prospectus are not being underwritten, no estimate can be given as to the exact number of Resale Shares that will be held by the Selling Shareholder after the offering.

See "Shares to be Issued in Connection with the Exercise of the Warrant" and "Resale Shares to be Offered by the Selling Shareholder," above.

         Under the Securities Exchange Act of 1934, as amended, (the "Exchange Act") and the regulations thereunder, any person engaged in a distribution of any Resale Shares offered by this Prospectus may not simultaneously engage in market-making activities with respect to any Resale Shares during the applicable "cooling off" period prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Shareholder will be subject to applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M under the Exchange Act, in connection with transactions in the Resale Shares, which provisions may limit the timing of purchases and sales of Resale Shares by the Selling Shareholder.

                              PLAN OF DISTRIBUTION

         This Prospectus, as appropriately amended or as supplemented, may be used from time to time by the Selling Shareholder, or its transferees, to offer and sell the Resale Shares in transactions in which the Selling Shareholder and any broker-dealer through whom any of the Resale Shares are sold may be deemed to be underwriters within the meaning of the Securities Act. We will receive none of the proceeds from any such sales. There presently are no other arrangements or understandings, formal or informal, pertaining to the distribution of the Resale Shares.

         We anticipate that resales of the Resale Shares by the Selling Shareholder will be effected form time to time on the open market in ordinary brokerage transactions on the Nasdaq SmallCap Market ("Nasdaq SmallCap"), on which the Shares are included for quotation, in the over-the-counter market or in private transactions. The Resale Shares will be offered for sale at market prices prevailing at the time of sale or at negotiated prices and on terms to be determined when the agreement to sell is made or at the time of sale, as the case may be. The Resale Shares may be offered directly by the Selling Shareholder or through brokers or dealers. A member firm of the National Association of Securities Dealers, Inc. ("NASD") may be engaged to act as the Selling Shareholder's agent in the sale of the Resale Shares by the Selling Shareholder and/or may acquire Resale Shares as principal. Member firms participating in such transactions as agent may receive commissions from the Selling Shareholder (and, if they act as agent for the purchaser of the Resale Shares, from such purchaser), such commissions computed, in appropriate cases, in accordance with the applicable rates of the NASD, which commissions may be negotiated rates where permissible. Sales of the Resale Shares by the member firm may be made on the Nasdaq SmallCap from time to time at prices related to prices then prevailing.

         Participating broker-dealers may agree with the Selling Shareholder to sell a specified number of Resale Shares at a stipulated price per Share and, to the extent such broker dealer is unable to do so acting as agent for the Selling Shareholder, to purchase as principal any unsold Resale Shares at the price required to fulfill the broker-dealer's commitment to the Selling Shareholder. Broker-dealers who acquire Resale Shares as a principal may thereafter resell such Resale Shares from time to time in transactions on the Nasdaq SmallCap, in negotiated transactions, or otherwise, at market prices prevailing at the time of sale or at negotiated prices.

         Upon our notification by the Selling Shareholder that a particular offer to sell the Resale Shares is made and a material arrangement has been entered into with a broker-dealer for the sale of Resale Shares, a supplement to this Prospectus will be delivered together with this Prospectus and filed pursuant to Rule 424(b) under the Securities Act setting forth with respect to such offer or trade the terms of the offer or trade; including: (i) the number of Resale Shares involved; (ii) the price at which the Resale Shares were sold;
(iii) any participating brokers, dealers, agents or member firm involved; (iv) any discounts, commissions and other items paid as compensation from, and the resulting net proceeds to, the Selling Shareholder; and (v) other facts material to the transaction.

         Resale Shares may be sold directly by the Selling Shareholder or through agents designated by the Selling Shareholder from time to time. Unless otherwise indicated in any supplement to this Prospectus, any such agent will be acting on a best efforts basis for the period of its appointment.

         The Selling Shareholder and any brokers, dealers, agents, member firm or others that participate with the Selling Shareholder in the distribution of the Resale Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions or fees received by such persons and any profit on the resale of the Resale Shares purchased by such person may be deemed to be underwriting commissions or discounts under the Securities Act.

         The Selling Shareholder will be subject to the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder, including without limitation Regulation M under the Exchange Act, which provisions may limit the timing of purchases and sales of any of the Resale Shares by the Selling Shareholder. All of the foregoing may affect the marketability of the Resale Shares.

         We will pay substantially all the expenses incident to this offering of the Resale Shares by the Selling Shareholder to the public other than brokerage fees, commissions and discounts of underwriters, dealers or agents.

         In order to comply with certain states' securities laws, if applicable, the Resale Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Resale Shares may not be sold unless the Resale Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and we or the Selling Shareholder comply with the applicable requirements.

                      DESCRIPTION OF SECURITIES REGISTERED

         We are authorized to issue 15,000,000 shares of common stock, $.01 par value per share, and 1,000,000 shares of preferred stock, $.01 par value per share. As of the date of this Prospectus, we have issued 6,951,810 shares of common stock and no shares of preferred stock.

         The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Amended and Restated Certificate of Incorporation and Bylaws, copies of which were included as exhibits to the Registration Statement filed in connection with our initial public offering.

COMMON STOCK

         Holders of our common stock are entitled to one vote on each matter submitted to a vote at a meeting of stockholders. Our common stock does not have cumulative voting rights, which mean that the holders of a majority of voting shares voting for the election of directors could elect all of the members of the Board of Directors. The common stock has no preemptive rights and no redemption or conversion privileges. Subject to any preferences of any outstanding preferred stock, the holders of the outstanding shares of common stock are entitled to receive dividends out of assets legally available at such times and in such amounts as the Board of Directors may, from time to time, determine, and upon liquidation and dissolution are entitled to receive all assets available for distribution to the stockholders. A majority vote of shares represented at a meeting at which a quorum is present is sufficient for all actions that require the vote of stockholders. All of the outstanding shares of common stock are, and any shares that we issue on exercise of the Warrants will be, when issued and paid for, fully-paid and nonassessable.

                        LIMITATION OF DIRECTOR LIABILITY

COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Our Certificate of Incorporation includes a provision which eliminates our personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty of care (provided that such provision does not eliminate liability for breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations of Section 174 of the Delaware General Corporation Law, or for any transactions form which the director derived an improper personal benefit). This provision does not limit or eliminate our right or the right of any of our stockholders to seek non- monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. Our Certificate of Incorporation also provides that we shall indemnify our directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers.

                                  LEGAL MATTERS

         The validity of the issuance of the shares of common stock offered hereby has been passed on for us by Shefsky & Froelich Ltd., Chicago, Illinois.

                                     EXPERTS

         Our financial statements as of and for the years ended December 31, 1999, 1998 and 1997 have been audited by Altschuler, Melvoin and Glasser LLP, independent auditors, as stated in their report with respect thereto and are incorporated by reference herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                              AVAILABLE INFORMATION

         We filed with the Securities and Exchange Commission a Registration Statement (of which this Prospectus is a part) on Form S-3 under the Securities Act with respect to the shares of common stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth below.

         We are subject to the informational requirements of the Exchange Act and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission. These reports, proxy statements and other information are available for inspection at the public reference facilities of the Securities and Exchange Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, New York Regional Office, Public Reference Room, Seven World Trade Center, 13th Floor, New York, New York 10048, and Midwest Regional Office, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. You can request copies of this material from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site on the Internet that contains reports, proxy and information statements and other information regarding registrants (including the Company) that file electronically with the Commission via EDGAR. The address of such Web site is http://www.sec.gov. Our common stock and the Warrants are included for quotation on the Nasdaq SmallCap Market and listed on The Chicago Stock Exchange and you may also inspect reports, proxy statements and other information concerning us at the office of the Nasdaq SmallCap Market, 1735 K Street, N.W., Washington, D.C. 20006 and The Chicago Stock Exchange, Inc., 440 South LaSalle Street, Chicago, Illinois 60605.

         We will provide without charge to each person to whom a Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents. Please address your requests to Jerome Hiss, Universal Automotive Industries, Inc., 11859 South Central Avenue, Alsip, Illinois 60803 (telephone number (708) 293-4050).

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

---------------------


                               TABLE OF CONTENTS
                                                                            PAGE
                                                                            ----

DOCUMENTS INCORPORATED BY
  REFERENCE...............................................................    2
THE COMPANY...............................................................    3
THE INDUSTRY..............................................................    5
PRODUCTS..................................................................    6
MARKETING AND DISTRIBUTION................................................    6
MANUFACTURING.............................................................    7
RISK FACTORS..............................................................    8
SHARES TO BE ISSUED IN CONNECTION
 WITH THE EXERCISE OF WARRANTS............................................   10
RESALE SHARES TO BE OFFERED BY THE SELLING SHAREHOLDER....................   10
USE OF PROCEEDS...........................................................   11
SELLING SHAREHOLDER.......................................................   11
PLAN OF DISTRIBUTION......................................................   11
DESCRIPTION OF SECURITIES
  REGISTERED..............................................................   13
LIMITATION OF DIRECTOR LIABILITY..........................................   13
LEGAL MATTERS.............................................................   13
EXPERTS...................................................................   13
AVAILABLE INFORMATION.....................................................   14





                         400,000 SHARES OF COMMON STOCK






                              UNIVERSAL AUTOMOTIVE
                                INDUSTRIES, INC.





                                   PROSPECTUS

                               September __, 2000

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following is a schedule of the estimated expenses to be incurred by us in connection with the issuance and sale of the securities being registered hereby.

         Registration Fee........................................   $   138.60
         Blue Sky Fees and Expenses..............................            0*
                                                                    ----------
         Accounting Fees and Expenses............................     1,000.00*
                                                                    ----------
         Legal Fees and Expenses.................................    10,000.00*
                                                                    ----------
         Miscellaneous...........................................     2,000.00*
                                                                    ----------
         Total...................................................   $13,138.60*
                                                                    ==========

*Estimated

----------------------

ITEM 15.      INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law authorizes indemnification of our directors, officers, employees and agents, allows the advancement of costs of defending against litigation and permits companies incorporated in Delaware to purchase insurance on behalf of directors, officers, employees and agents against liabilities whether or not in the circumstances such companies would have the power to indemnify against such liabilities under the provisions of the statute.

         Our Certificate of Incorporation provides for indemnification of our officers and directors to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. We maintain directors and officers insurance covering our executive officers and directors.

         The Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by the Delaware statute, directors could be accountable to corporations and their stockholders for monetary damages for conduct that does not satisfy their duty of care. Although the statute does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Our Certificate of Incorporation limits the liability of our directors and officers to us or our stockholders to the fullest extent permitted by the Delaware statute. The inclusion of this provision in the Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted us and our stockholders.


ITEM 16.          EXHIBITS

EXHIBIT NO.
----------

4.1 Consulting Agreement between Universal Automotive Industries, Inc. and EBI Securities Corporation dated May 6, 1999.*

4.2 Consulting Agreement between Universal Automotive Industries, Inc. and EBI Securities Corporation dated June 22, 2000.*

5                 Opinion of Shefsky & Froelich Ltd. regarding legality.*

23.1              Consent of Altschuler Melvoin and Glasser LLP.

23.2             Consent of Shefsky & Froelich Ltd. (included in Exhibit 5
                 above).*
         -------------------------
         *       Previously filed.

ITEM 17.         UNDERTAKINGS

(a)      The Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Act;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to the included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on September 19, 2000.

                                     UNIVERSAL AUTOMOTIVE INDUSTRIES, INC.

                                     By: /s/ Arvin Scott
                                        ----------------------------------------
                                        Arvin Scott, President and Chief
                                        Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Arvin Scott and Jerome Hiss, jointly and severally, his attorneys-in-fact, each with power of substitution for him in any and all capacities, to sign any future amendments to the Registration Statement, and to file the same, with the exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated:

               Signature                                      Title                                  Date
               ---------                                      -----                                  ----

/s/ Arvin Scott
----------------------------------------       Chief Executive Officer, President and           Sept. 19, 2000
       Arvin Scott                             Director (Principal Executive Officer)

/s/ Jerome Hiss
----------------------------------------       Chief Financial Officer (Principal               Sept. 19, 2000
       Jerome Hiss                             Financial Officer and Principal
                                               Accounting Officer)

/s/ Yehuda Tzur
----------------------------------------       Director                                         Sept. 19, 2000
       Yehuda Tzur

/s/ Dennis Kessler
----------------------------------------       Director                                         Sept. 19, 2000
       Dennis Kessler

/s/ Sami Israel
----------------------------------------       Director                                         Sept. 19, 2000
       Sami Israel

/s/ Sheldon Robinson
----------------------------------------       Director                                         Sept. 19, 2000
       Sheldon Robinson

/s/ Sol Weiner
----------------------------------------       Director                                         Sept. 19, 2000
       Sol Weiner